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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

of

VERSATA, INC.

at

$0.40 NET PER SHARE

by

TRILOGY, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON TUESDAY, JANUARY 17, 2006 UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated December 7, 2005 (the "Merger Agreement") by and among Trilogy, Inc. ("Purchaser"), V Acquisition, Inc. ("Purchaser Sub") and Versata, Inc. (the "Company").

There is no financing condition to the Offer. The Offer is conditional upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares (as defined herein) that when added to Shares already owned, if any, by Purchaser or Purchaser Sub, shall constitute a majority of the then outstanding Shares on a "fully diluted basis" (the "Minimum Condition"). The Offer is also subject to certain other conditions contained in this Offer to Purchase (the "Offer to Purchase"). See Section 1—"Terms of the Offer; Expiration Date" and Section 13—"Certain Conditions of the Offer," which set forth in full the conditions to the Offer.

The Board of Directors of the Company (the "Board") has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger (each as defined herein), are fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has resolved to recommend that the holders of the Shares accept the Offer and tender the Shares pursuant to the Offer.

December 16, 2005

IMPORTANT

        Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

        A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

        Questions or requests for assistance may be directed to Morrow & Co., Inc., as Information Agent, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from the brokers, dealers, commercial banks or trust companies.

SCHEDULES

Schedule I.	Directors and Executive Officers of the Purchaser and Purchaser Sub.
Schedule II	Directors and Executive Officers of the Purchaser and Purchaser Sub Who Own Shares of the Company.
Schedule III	Delaware General Corporate Law, Section 262, Appraisal Rights.

i

SUMMARY TERM SHEET

        This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all information that is important to you. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the last page of this Offer to Purchase.

Who is offering to buy my securities?

  •
  We are Trilogy, Inc., a Delaware corporation engaged in the business of providing technology powered business services that result in transformational economic value for our customers. We also sell enterprise software and related services primarily through a business unit called Trilogy Technology Group. We are the sole stockholder of V Acquisition, Inc.

  •
  V Acquisition, Inc. is a newly formed Delaware corporation and a wholly owned subsidiary of Trilogy, Inc. It has been organized in connection with this Offer and has not carried on any activities other than in connection with this Offer.

What are the classes and amounts of securities sought in this Offer?

  •
  We are seeking to purchase all the issued and outstanding Shares of common stock, par value $0.001 per Share, of Versata, Inc. See the "Introduction" and Section 1—"Terms of the Offer; Expiration Date."

How much are you offering to pay and what is the form of payment?

  •
  We are offering to pay $0.40 per Share, net to each seller in cash and without interest thereon. See the "Introduction" and Section 1—"Terms of the Offer; Expiration Date."

  •
  If you tender your Shares in the Offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your Shares pursuant to the Offer. See the "Introduction".

Do you have financial resources to make payment?

  •
  The total amount of funds necessary to purchase Shares tendered in the Offer, to complete the merger and to pay the related fees and expenses is estimated to be approximately $5.0 million. We will obtain all of such funds from existing cash resources. As of September 30, 2005, we had cash and cash equivalents substantially in excess of such amount. See Section 9—"Financing of the Offer and the Merger."

Is your financial condition relevant to my decision to tender in the Offer?

  •
  We do not think our financial condition is relevant to your decision to tender in the Offer because the consideration in the Offer and the Merger is solely for cash, the Offer is to purchase all outstanding Shares, the Offer is not subject to any financial conditions and we have sufficient funds to purchase Shares tendered in the Offer to complete the merger and pay related fees. See Section 9—"Financing of the Offer and the Merger" and Section 10—"Background of the Offer; Contact with the Company, the Merger Agreement and Related Agreements."

How long do I have to decide whether to tender in the Offer?

  •
  You will have until 12:00 midnight, Eastern Standard Time, on Tuesday, January 17, 2006, to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended, and under what circumstances?

  •
  Yes. We expressly reserve the right, in our sole discretion, but subject to the terms of the Merger Agreement and applicable law, to extend the period of time during which the Offer remains open. We have agreed in the Merger Agreement that we may extend the Offer beyond the scheduled expiration date but not later than February 10, 2006:

  (i)
  for any time periods that we believe necessary, if at any time the Offer is scheduled to expire (including at the end of an extension) and any of the conditions to the Offer are not satisfied or waived by us;

  (ii)
  for any periods which we are required to extend the Offer by the rules of the Securities and Exchange Commission;

  (iii)
  for a subsequent offering period of three to 20 days, which provides an additional opportunity for you to tender your Shares and receive the Offer consideration for such Shares following the expiration of the Offer; and

  (iv)
  for an additional 15 days, without limiting the above, if at any time the Offer is scheduled to expire (including at the end of an extension) any of the conditions to the Offer are not satisfied or waived by us but are reasonably capable to be satisfied within such 15 day period, provided we are not obligated to extend the period of time during which the Offer remains open pursuant to this clause more than once.

          See Section 1—"Terms of the Offer; Expiration Date."

How will I be notified if the Offer is extended?

  •
  If we decide to extend the Offer, we will inform Continental Stock Transfer & Trust Company, the Depositary and Paying Agent for the Offer, of the fact, and will issue a press release giving the new expiration date no later than 9:00A.M., Eastern Standard Time, on the business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer; Expiration Date."

What are the most significant conditions of the Offer?

  •
  We are not obligated to purchase any tendered Shares unless the total number of Shares validly tendered and not properly withdrawn constitute a majority of the total outstanding number of Shares of Versata, Inc. on a fully-diluted basis. For the purposes of the Offer, fully-diluted basis means the sum of the number of Shares outstanding plus the number of Shares issuable upon conversion of vested options with an exercise price less than the Offer price.

  •
  The Offer is also subject to a number of additional conditions. See Section 1—"Terms of the Offer; Expiration Date" and Section 13—"Certain Conditions of the Offer."

How do I tender my Shares?

        To tender your Shares in the Offer, you must:

  •
  complete and sign the accompanying Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your Share certificates, and any other required documents, to Continental Stock Transfer & Trust Company, the Depositary for the Offer;

  •
  tender your Shares pursuant to the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares"; or

  •
  if your Share certificates are not immediately available or if you cannot deliver your Share certificates, and any other required documents to Continental Stock Transfer & Trust Company, prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

When will I get paid if I tender my Shares?

  •
  If all of the conditions of the Offer are satisfied or waived and your Shares are accepted for payment, we will pay you promptly after the expiration of the Offer. See Section 2—"Acceptance for Payment and Payment for Shares."

Until what time can I withdraw previously tendered Shares?

  •
  You may withdraw previously tendered Shares any time prior to the expiration of the Offer, and, unless we have accepted the Shares pursuant to the Offer, you may also withdraw any tendered Shares at any time after February 13, 2006. This right to withdraw will not apply to any subsequent offering period. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

  •
  To properly withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to Continental Stock Transfer & Trust Company while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

What does Versata, Inc.'s board of directors think of the Offer?

  •
  The board of directors of Versata, Inc. has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and has resolved to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer. See "Introduction."

Will Versata, Inc. continue as a public company?

  •
  No. After completion of the Merger, Versata, Inc. will no longer be publicly owned. Before the Merger, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that there may not be a public trading market for the Shares, and Versata, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7—"Certain Information Concerning the Company."

Will the Offer be followed by a merger if all the Shares are not tendered?

  •
  If we accept for payment and pay for at least a majority of the outstanding Shares on a fully diluted basis, we will cause the merger of V Acquisition, Inc. with and into Versata, Inc. Following the Merger, Versata, Inc. will become a privately owned company, and each issued and then outstanding Share (other than any Shares owned by V Acquisition, Inc., Trilogy, Inc. or any of our subsidiaries and any Shares held by stockholders seeking appraisal for their Shares) shall be canceled and converted automatically into the right to receive $0.40 per Share, in cash (or any greater amount pursuant to the Offer). See "Introduction" and Section 10—"Background of the Offer; Contact with the Company, the Merger Agreement and Related Agreements."

If I decide not to tender, how will the Offer affect my Shares?

  •
  If you decide not to tender your Shares in the Offer, upon occurrence of the Merger, you will receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Therefore, the difference to you between tendering your Shares pursuant to the Offer and not tendering your Shares is that you will be paid earlier if you tender your Shares in the Offer and you will not have appraisal rights under Delaware law. If you hold your Shares at the time of the Merger, you will also be entitled to appraisal rights under Delaware General Corporate Law.

  •
  If the Offer is consummated, and prior to the Merger or if for some reason the merger does not take place, there may be so few remaining stockholders and publicly held Shares that there may not be a public trading market for the Shares and Versata, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 13—"Certain Conditions of the Offer."

What is the market value of my Shares as of a recent date?

  •
  On December 6, 2005, the last trading day before we announced execution of the Merger Agreement, the closing price per Share reported on the Pink Sheets was $0.21 per Share. See Section 6—"Price Range of Shares; Dividends."

With whom may I talk if I have questions about the Offer?

  •
  You can call Morrow & Co., Inc., the Information Agent, at (800) 662-5200 (toll free). See the back cover of this Offer to Purchase.

To the Holders of Common Stock of Versata, Inc.

INTRODUCTION

        Trilogy, Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase all the Shares of common stock, par value $0.001 per Share (the "Shares"), of Versata, Inc., a Delaware corporation (the "Company"), that are issued and outstanding for $0.40 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8—"Certain Information Concerning the Purchaser and the Purchaser Sub" for additional information concerning Purchaser and Purchaser Sub.

        Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 28% of the gross proceeds payable to such stockholders or other payee pursuant to the Offer. See Section 5—"Certain Federal Income Tax Consequences." Purchaser will pay all charges and expenses of Continental Stock Transfer and Trust Company (the "Depositary" and "Paying Agent") and Morrow & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 14—"Certain Legal Matters and Regulatory Approvals."

        The Board of Directors of the Company (the "Board") has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger (each as defined herein) are fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger and has resolved to recommend that holders of Shares accept the Offer and tender Shares pursuant to the Offer.

        Seven Hills Partners LLC ("Seven Hills") has delivered to the Board its written opinion dated December 1, 2005 to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, the consideration to be received by the stockholders pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Seven Hills is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Seven Hills.

        There is no financing conditions to the Offer. The Offer is conditional upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to Shares already owned, if any, by Purchaser or V Acquisition, Inc. ("Purchaser Sub"), shall constitute a majority of the then outstanding Shares on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Section 1—"Terms of the Offer; Expiration Date" and Section 13—"Certain Conditions of the Offer," which set forth in full the conditions to the Offer.

        For purposes of this Offer, references to the outstanding Shares on a fully-diluted basis as of a given date means the sum of the total outstanding Shares plus the number of Shares issuable upon conversion of vested options with an exercise price less than the offer price.

        The Offer will expire at 12:00 midnight, Eastern Standard Time, on Tuesday, January 17, 2006, unless the Offer is extended.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated December 7, 2005 (the "Merger Agreement"), among Purchaser, Purchaser Sub and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser Sub will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Purchaser. As of the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser, Purchaser Sub or any direct or indirect wholly owned subsidiary of Purchaser, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted into the right to receive $0.40 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures described under Delaware Law. See Section 11—"Purpose of the Offer; Plans for the Company After the Offer and the Merger." The Merger Agreement is more fully described in Section 10—"Background of the Offer; Contacts with the Company, the Merger Agreement and Related Agreements." Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5—"Certain Federal Income Tax Consequences."

        Concurrently with entering into the Merger Agreement, Purchaser, Purchaser Sub and certain stockholders of the Company (the "Stockholders") entered into a Stockholder Tender and Voting Agreement, dated December 7, 2005 (the "Support Agreement"), pursuant to which the Stockholders have agreed, among other things, (i) to validly tender (and not withdraw) their Shares into the Offer, and (ii) to vote their Shares in favor of the Merger, if applicable, and (iii) to grant an option to Purchaser to purchase their Shares at a price per Share equal to $0.40, or any higher price that may be paid per Share in the Offer. On December 7, 2005, the Stockholders owned (either beneficially or of record) 2,456,650 Shares, constituting approximately 30.0% of the outstanding Shares (or approximately 30.0% of the outstanding Shares on a fully diluted basis). Upon consummation of the transactions contemplated by the Support Agreement, the Minimum Condition would be satisfied if Purchaser acquired 4,091,773 Shares. For a more detailed description of the terms and conditions of the Support Agreement. See Section 10—"Background of the Offer; Contacts with the Company, the Merger Agreement and Related Agreements."

        The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10—"Background of the Offer; Contact with the Company, the Merger Agreement and Related Agreements." Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of the majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer, the Support Agreement or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

        Under Delaware Law, if Purchaser acquires, pursuant to the Offer, the Support Agreement or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's stockholders. In such event, Purchaser, Purchaser Sub and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer, the Support Agreement or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11—"Purpose of the Offer; Plans for the Company After the Offer and the Merger."

        The Company has advised Purchaser that as of December 7, 2005, 8,178,546 Shares were issued and outstanding, no Shares were held in the treasury of the Company and 5,000 Shares were subject to vested options with an exercise price less than the offer price. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 4,091,773 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser acquired 7,365,192 Shares.

        No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11—"Purpose of the Offer; Plans for the Company After the Offer and the Merger."

        This Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

  1.
  Terms of the Offer; Expiration Date.

        Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4—"Withdrawal Rights") on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, Eastern Standard Time, on Tuesday, January 17, 2006, unless and until Purchaser (subject to the terms and the conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

There is no financing conditions to the Offer. The Offer is subject to the conditions set forth under Section 13—"Certain Conditions of the Offer," including the satisfaction of the Minimum Condition. Subject to the applicable roles and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not, without the prior consent of the Company, decrease the price per Share payable in the Offer, reduce the number of Shares to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in Section 13—"Certain Conditions of the Offer", or otherwise amend the Offer in a manner that would materially adversely affect the holders of Shares.

        The Merger Agreement provides that Purchaser may, without the consent of the Company, extend the Offer beyond the Expiration Date but no later than February 10, 2006 (the "Outside Date") or any period required by applicable law, (i) for any time period if, at the scheduled Expiration Date of the Offer (or extended expiration date of the Offer, if and as applicable), any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission, or its staff, applicable to the Offer (including without limitation, in connection with any increased Offer price), or any period required by applicable law, (iii) pursuant to an amendment to the Offer providing for a "subsequent offering period" (as defined in Rule 14d-1 under the Exchange Act) to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act, or (iv) subject to applicable law and without limiting the generality of the preceding subsections, extend the Offer for an aggregate period of 15 business days beyond the then scheduled Expiration Date of the Offer, if, as of such date, any of the conditions to Purchaser's obligations to accept for payment Shares have not been satisfied or waived by the Company, but are reasonably capable of being satisfied within 15 business days from the then scheduled Expiration Date, provided that Purchaser is not obligated to extend the Offer pursuant to subsection (iv) more than once. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4—"Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender Offer materials (including by public announcement) and extend the Offer to the extent required by Rules 14d-6(d) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender Offer must remain open following material changes in the terms of the Offer or information concerning the Offer other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing including the relevant materiality of the changed terms or information. In the Commission's view, an Offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, and the Offer is scheduled to expire at any time earlier than the tenth business day from date that notice of the increase or decrease is first announced, sent or given to holders of Shares, Purchaser will extend the Offer at least until the expiration of such tenth business day.

        Subject to the applicable rules and regulations of the Commission, Purchaser may, in its sole discretion, elect to extend its Offer to Purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4—"Withdrawal Rights") prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 4—"Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by the Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News

Service or the Public Relations Newswire prior to 9:00 A.M., Eastern Standard Time, on the business day immediately following the previously scheduled expiration date of the Offer.

        For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The Company has provided Purchaser with the Company's stockholder list, mailing labels and security position listings, including the most recent list of names, addresses and security positions of any clearing agency and the most recent list of names, addresses and security positions of beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares and such additional information as reasonably requested by Purchaser. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

  2.
  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered (and not properly withdrawn in accordance with Section 4—"Withdrawal Rights") prior to the Expiration Date promptly after the occurrence of the Expiration Date. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Section 1—"Terms of the Offer; Expiration Date" and Section 14—"Certain Legal Matters and Regulatory Approvals." If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1—"Terms of the Offer; Expiration Date."

        In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. Any funds deposited by Purchaser with the Paying Agent with respect to payments for Shares will be used solely for the purpose of effecting payment for Shares. Any interest, dividends or other income earned on the funds held by the Paying Agent is for the account of the Surviving Corporation. Any portion of funds held by the Paying Agent (including the proceeds of any investments of the funds) which remain undistributed to the holders of Shares for six months following the Effective Time are delivered by the Paying Agent to the Surviving Corporation, upon demand. Any holders of Shares who have not complied with the tender requirement of the Offer, will have to look only to the Surviving Corporation for payment for Shares.

        If any tendered Shares are not accepted for payment, for any reason, pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3.
  Procedures for Accepting the Offer and Tendering Shares.

        In order for a holder of Shares, validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Book-Entry Transfer.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary,

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered:

          (i)    by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or

          (ii)   for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i)    such tender is made by or through an Eligible Institution;

          (ii)   a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii)  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

        In all cases (including during any subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

        Determination of Validity.    All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Purchaser Sub or any of their respective affiliates or assigns, the Depositary, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 7, 2005). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

        Under the "backup withholding" provisions of U.S. federal income tax law, the Paying Agent may be required to withhold 28% of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

  4.
  Withdrawal Rights.

        Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 13, 2006. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4—"Withdrawal Rights," subject to Rule 14e-l(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1—"Terms of the Offer; Expiration Date."

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tender Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Purchaser Sub or any of their respective affiliates or assigns, the Depositary, the Paying Agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tender Shares" (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

  5.
  Certain Federal Income Tax Consequences.

        The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

        The tax discussion set forth below is included for general information purposes only and is based upon present law. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

        The receipt of the Offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received for the Shares. The gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 15% provided that the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

        Payments in connection with the Offer or the Merger may be subject to backup withholding at a 28% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

  6.
  Price Range of Shares; Dividends.

        The Shares were listed and principally traded on the Nasdaq Small Cap Market under the symbol "VATA" until July 19, 2005. Commencing July 20, 2005, the Shares have been quoted on the Pink Sheets under the symbol "VATA.PK." Such quotations have been limited and sporadic. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq Small Cap Market and the high and low bid prices on the Pink Sheets. Pink Sheet quotations reflect inter-

dealer prices, without retail mark-up, mark-down or commissions and may not report actual transactions.

	Shares Market Data
	High	Low
Fiscal Year Ended October 31, 2004:
First Quarter	$2.10	$1.54
Second Quarter	$2.25	$1.53
Third Quarter	$2.20	$1.34
Fourth Quarter	$1.85	$1.40
Fiscal Year Ended October 31, 2005:
First Quarter	$2.77	$1.50
Second Quarter	$2.54	$0.80
Third Quarter	$1.00	$0.40
Fourth Quarter	$0.50	$0.20
Fiscal Year Ended October 31, 2006:
First Quarter (through December 6, 2005)	$0.24	$0.21

        The Company has never paid or declared a dividend.

        On December 6, 2005, the last full trading day before the public announcement of the Merger Agreement, the last reported sale price per Share of the Shares was $0.21. The Company's stockholders are urged to obtain a current market quotation for the Shares.

  7.
  Certain Information Concerning the Company.

        Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Purchaser Sub assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Purchaser Sub.

        General.    The Company was incorporated in California on August 27, 1991 and was reincorporated on February 24, 2000 as a Delaware corporation. Its principal executive offices are located at 300 Lakeside Drive, Suite 1300, Oakland, California 94612. The telephone number of the Company is (510) 238-4101. According to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2004, the Company provides a way for companies to define and manage the business logic in their software systems at the business level rather than the system level. This currently includes support for a company's process and transaction business logic. The Company's products are currently optimized for the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. The Company markets its products primarily through a direct sales force in North America and in Europe. The Company's internal team is supported by a network of consulting and systems integration partners, companies selling pre-packaged software applications, and companies selling software applications over the Internet on a subscription basis. The Company also offers comprehensive professional services such as ROI analysis, training, staff augmentation and project management as well as complete turnkey solution services and comprehensive customer support.

        Certain Projections.    To our knowledge, the Company does not as a matter of course make public forecasts or projections as to its future financial performance.

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration and options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal address at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR system.

  8.
  Certain Information Concerning Purchaser and Purchaser Sub.

        General.    Purchaser is a Delaware corporation engaged in the business of providing technology powered business services that result in transformational economic value for its customers. Purchaser also sells enterprise software and related services primarily through a business unit called Trilogy Technology Group. Purchaser is the sole stockholder of Purchaser Sub, a newly incorporated Delaware corporation, organized in connection with the Offer and the Merger, which has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 6011 West Courtyard Drive, Austin, Texas 78730 and the Purchaser's telephone number is (512) 874-3100.

        The principal offices of Purchaser Sub are located at 6011 West Courtyard Drive, Austin, Texas 78730 and the Purchaser Sub's telephone number is (512) 874-3100.

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Purchaser Sub and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Purchaser, Purchaser Sub or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        Except as described in this Offer to Purchase and in Schedule II to this Offer to Purchase, (i) none of Purchaser, Purchaser Sub nor, to the best knowledge of Purchaser and Purchaser Sub, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Purchaser Sub or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Purchaser Sub nor, to the best knowledge of Purchaser and Purchase Sub, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Purchaser Sub nor, to the best knowledge of Purchaser and Purchaser Sub, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, negotiation or transaction, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since December 31, 2003, neither Purchaser nor Purchaser Sub nor, to the best knowledge of Purchaser and Purchaser Sub, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since December 31, 2003, there have been no negotiations, transactions or material contacts between any of Purchaser, Purchaser Sub, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Purchaser Sub, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

        Certain Transactions.    Charles I. Frumberg, a member of the board of directors of Purchaser, is a Managing Partner of Emancipation Capital. Joseph A. Liemandt and Diane Liemandt-Reimann, also members of the board of directors of Purchaser, are investors in Emancipation Capital. As of December 7, 2005, Emancipation Capital owned 487,449 Shares, representing ownership of approximately 6.0% of the issued and outstanding Shares. On December 14, 2005, Emancipation Capital sold 400,000 of these shares.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Purchaser and Purchaser Sub have filed with the Commission a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. the Schedule TO and the exhibits thereto, as well as other information filed by Purchaser and Purchaser Sub with the Commission, may be inspected at the Commission's public reference library at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchase and Purchaser Sub have filed with the Commission via the EDGAR system.

  9.
  Financing of the Offer and the Merger.

        Purchaser does not think its financial condition is relevant to your decision to tender in the Offer because the consideration in the Offer and the Merger is solely for cash, the Offer is to purchase all outstanding Shares, the Offer is not subject to any financial conditions and Purchaser has sufficient funds to purchase Shares tendered in the Offer to complete the merger and pay related fees.

        The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $5.0 million. Purchaser will obtain all of such funds from existing resources. As of June 30, 2005, Purchaser had cash and cash equivalents substantially in excess of such amount. No alternate financing plans exist.

  10.
  Background of the Offer; Contacts with the Company; the Merger Agreement and Related Agreements.

        The following information was prepared by Purchaser and the Company. Information about the Company was provided by the Company and we do not take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Purchaser or its representatives did not participate.

        From time to time, the Company, together with its financial and legal advisors, review and evaluate strategic opportunities and alternatives with a view to enhancing stockholder value.

        On December 15, 2003, the Board entered into an engagement letter with Seven Hills retaining it to conduct a broad auction of the Company to potential strategic buyers. Over the course of the following several months, Seven Hills reported to the Board that (i) it had contacted 55 potential buyers, (ii) two thereof conducted some level of due diligence on the Company, and (iii) one thereof gave a verbal indication of interest which the Board of the Company determined not to pursue.

        Over the course of 2004, as the Company returned to sequential revenue growth and approached profitability, the Company's management and Board periodically discussed and considered potential strategic initiatives with various parties. No transactions developed from these discussions.

        On April 22, 2005, a special meeting of the Board was convened in order to discuss a possible strategic acquisition of a company ("Company A") that was presented to the Corporation by one of its shareholders. The Board instructed Mr. Frederick to pursue further discussions with Company A and to identify potential advisors to assist the Company if the possible acquisition of Company A were pursued.

        On May 10, 2005, a special meeting of the Board was convened in order to discuss the status of the possible acquisition of Company A and to discuss possible options for funding the Corporation. The Board reviewed recommendations for potential advisors and instructed Mr. Frederick to engage them to assist the Company in pursuing the possible acquisition of Company A.

        On June 10, 2005, a special meeting of the Board was convened at which time Mr. Frederick and the selected advisors updated the Board on the status of the possible acquisition of Company A. The Board instructed Mr. Frederick to continue his diligence on selecting financial advisors and to engage them accordingly.

        On June 16, 2005, the Company entered into an engagement letter with Seven Hills retaining Seven Hills to serve as its financial advisor with respect to the potential acquisition of Company A.

        On June 21, a meeting of the Board was convened at which time the Board was updated on the status of the possible acquisition of Company A including the preparation of a non-binding letter of interest to be provided to Company A. The Board also discussed various strategic alternatives in addition to the possible acquisition of Company A. The Board identified possible alternative transactions with three companies ("Company B", "Company C" and "Company D").

        On June 29, 2005, a special meeting of the Board was convened at which time the Board was updated on the status of the possible acquisition of Company A. The Board discussed whether to proceed with a letter of interest with Company A as well as other alternatives available including: (i) a sale of the Corporation or its assets and (ii) liquidation or bankruptcy of the Company. Management informed the Board that it would be meeting with Company B the following day. The Board concluded that based on preliminary diligence conducted, a strategic transaction with Company C was no longer an option.

        On July 7, 2005, a special meeting of the Board was convened to discuss: (i) an analysis of the Company's strategic alternatives and (ii) whether to sign a letter of interest for Company A. Seven Hills presented the Board with a summary of alternatives available to the Company, including; (i) selling the Company; (ii) completing a possible acquisition of Company A or (iii) liquidation. The Company's bankruptcy counsel then reviewed the Board's fiduciary responsibilities with regard to filing bankruptcy. The Board agreed that liquidation or bankruptcy of the Company was not currently an option for enhancing shareholder value. The Board approved executing the letter of interest with Company A and instructed management to continue pursuing other various strategic alternatives as well.

        On July 9, 2005, the Company provided a non-binding letter of interest to acquire Company A.

        On July 14, 2005, management contacted a company ("Company E") who had indicated an interest in a strategic transaction with the Company.

        On July 15, 2005, the Board expanded Seven Hills' engagement to encompass a possible sale or liquidation of the Company.

        On July 18, 2005, Mr. Charles I. Frumberg of Emancipation Capital, then a greater than 5% stockholder of the Company and a director of Purchaser, had discussions with Mr. David Chamberlain, the President and Chief Executive Officer of the Company, to determine if Emancipation Capital had an interest in acquiring the Company. Mr. Frumberg concluded a transaction was not feasible and there was no further contact between Company or Seven Hills, and Emancipation Capital.

        On August 10, 2005, a special meeting of the Board was convened in order to update the Board on the Company's various strategic discussions. Seven Hills and the Company's management provided an update to the Board on the progress made with Company A. Management informed the Board of the progress made with Company B and the diligence completed by Company B.

        On August 26, 2005, a special meeting of the Board was convened at which time Seven Hills and the Company's management updated the Board on the Company's various strategic alternatives. Management presented the Company's cash forecast which reflected a cash shortfall that would need to be addressed in order to acquire Company A under the latest proposal. Negotiations with Company A had also been put on hold until after the Labor Day holiday at the request of Company A. Management updated the Board on the progress made with Company B and Company E as well as initial discussion with two other companies ("Company F" and "Company G"). While Company F subsequently declined to pursue a potential strategic transaction, Company G had indicated an interest in conducting further diligence on the Company.

        On September 1, 2005, Seven Hills contacted Company G to coordinate the diligence. Over the next two weeks representatives from Seven Hills and the Company provided Company G with due diligence materials.

        On the morning of September 8, 2005, another interested party ("Company H") provided a non-binding letter of interest to acquire the Company through a cash tender offer. A special meeting of the Board was convened. The Company's management updated the Board on the Company's business prospects and financial condition, and, Seven Hills updated the Board on strategic alternatives, including the ongoing discussions with Company A, Company B, Company E, Company G and the letter of interest received from Company H. The Board authorized Seven Hills to continue discussions with Company H to enhance the offer price and allow Company H to conduct additional diligence to enable it to confirm its offer. On the afternoon of September 8, 2005, Seven Hills informed Company H that its offer was insufficient but that it should continue with its due diligence in connection with the possibility of improving its preliminary proposal.

        On September 12, 2005, Company H provided a revised non-binding letter of interest to acquire the Company for a combination of stock and cash through a merger agreement.

        On September 13, 2005, Company G informed Seven Hills that they were not in a position to make an offer for the Company. Accordingly, the Company's discussions with Company G ceased at that time.

        On September 14, 2005, the Company announced on its quarterly earnings call that it had retained a financial advisor (i.e., Seven Hills) to explore strategic alternatives.

        In early September 2005, as part of Purchaser's long-term strategic plan of considering and evaluating acquisition opportunities from strategic and financial perspectives, Purchaser authorized

Updata Capital, Inc. ("Updata") to contact the Company to express Purchaser's interest in potentially acquiring the Company.

        On September 15, 2005, a representative from Updata contacted Mr. Chamberlain to indicate potential interest on behalf of a client to pursue a potential strategic acquisition of the Company. Mr. Chamberlain informed Seven Hills of the call and Seven Hills subsequently contacted Updata who indicated that they were representing Purchaser as its financial advisor. The Company and Purchaser executed a confidentiality agreement on September 19, 2005. Seven Hills and the Company provided Purchaser and Updata with due diligence materials and informed them that the Board planned to consider several offers for the Company at a September 21, 2005 meeting and that Purchaser should provide a written expression of interest in an acquisition of the Company to be considered at the Board meeting.

        On September 20, 2005, Purchaser provided a non-binding indication of interest to acquire the Company subject to additional due diligence in order to be in a position to determine the price to include in its offer.

        On September 21, 2005, a special meeting of the Board of the Company was convened in order to discuss potential strategic transactions with various entities. Representatives from Company H attended a portion of the meeting and provided an overview of their company and strategy for their proposed acquisition of the Company. Following the presentation, Seven Hills and the Company gave the Board an update on the discussions with various other parties including: (i) potential acquisition of Company A; (ii) potential sale of certain assets to Company B as conduit to complete acquisition of Company A; (iii) potential sale of certain assets to Company E as conduit to complete acquisition of Company A; (iv) Company H's letter of interest to potentially acquire the Company and (v) Purchaser's letter of interest to potentially acquire the Company. The Board concluded that the Company should continue to pursue all possible strategic alternatives and instructed Seven Hills to continue discussions with all parties, including Purchaser.

        On September 22, 2005, Seven Hills contacted another company ("Company I") to inform it that Seven Hills had been retained by the Company to explore a sale and to determine whether Company I may have an interest in entering into discussions with the Company. Company I entered into a confidentiality agreement on September 23, 2005 and was provided with due diligence materials by Seven Hills.

        On September 27, 2005, Company I indicated that they were not in a position to make an offer for the Company, and discussions with Company I ceased at that time.

        On September 29, 2005, Purchaser submitted a non-binding letter of intent to acquire the Company for cash with an initial offer price of $3.8 million or $0.46 per Share. Also on September 29, 2005, Company H contacted Seven Hills to indicate they were not in a position to submit another offer for the Company.

        On the morning of September 30, 2005, Seven Hills received a non-binding expression of interest from ("Company E") to purchase certain assets from the Company for cash.

        On September 30, 2005, a special meeting of the Board was convened in order to discuss the status of the potential strategic transactions with various entities. Seven Hills and the Company updated the Board on discussions with various entities including: (i) lack of agreement on key points with Company A; (ii) lack of response from Company B since September 19, 2005 meeting; (iii) expression of interest from Company E to purchase certain assets from the Company and (iv) letter of intent from Purchaser to acquire the Company in a cash tender offer. Seven Hills provided a comparison of the various non-binding offers received. The Board concluded that, while the Company should continue to pursue all possible strategic opportunities, Purchaser should be asked to conduct detailed due diligence prior to entering into exclusive discussions with the Company. The Board requested that

Seven Hills should seek to negotiate a detailed term sheet, and that Mr. Chamberlain should speak with Purchaser's Chief Executive Officer, Mr. Joe Liemandt, to confirm support of the proposed transaction with the Company.

        From October 6, 2005 to October 20, 2005, Purchaser conducted detailed due diligence at the Company's offices and at their own offices, and negotiated a detailed term sheet with Seven Hills, the Company and counsel to the Company and Purchaser providing for exclusivity.

        On October 11, 2005, the Company's management hosted Company D for a due diligence session at the Company's headquarters.

        On October 12, 2005, Updata contacted Seven Hills to indicate that, based on its due diligence, the Company's projected maintenance revenues were lower than previously understood and that Purchaser was thereby reducing its offer price to $2.7 million or $0.33 per Share.

        On October 13, 2005, Company D provided a non-binding indication of interest to acquire the Company in an all-stock merger. Seven Hills notified Company D that its offer price was insufficient and the merger structure was not acceptable to the Company. Company D indicated that it was not in a position to revise their offer.

        On October 17, 2005, representatives from the Company and Seven Hills presented to Purchaser additional financial detail regarding revenue pipeline, cash flow projections and other data as a basis for Purchaser to consider increasing the offer price.

        On October 18, 2005, Updata contacted Seven Hills to indicate that Purchaser was willing to increase its offer price to $2.9 million or $0.35 per share. Additionally, on October 18, 2005, Mr. Chamberlain met with Purchaser's Chief Executive Officer, Joe Liemandt, to discuss the proposed transaction and the combined strategy and organization of the two entities.

        Additionally, on October 18, 2005, representatives from the Company and Seven Hills updated Company H on the Company's financial condition, business prospects and other matters in order for Company H to submit a revised offer for the Company.

        On October 19, 2005, Seven Hills informed Updata that Purchaser's revised offer was insufficient.

        On October 20, 2005, Updata contacted Seven Hills to indicate that Purchaser was willing to increase its offer price to $3.0 million or $0.37 per Share and confirmed that Purchaser would assume all statutory and contractual severance obligations to the Company's current employees. Also on October 20, 2005, Company H sent Seven Hills a non-binding term sheet to acquire the Company in an all-stock merger.

        On October 21, 2005, a special meeting of the Board was convened in order to discuss potential strategic transactions with various bidders, including Purchaser. Seven Hills and the Company provided a status report and a summary to the Board of the various discussions with potential buyers of the Company, including Company D, Company E, Company H and Purchaser. Seven Hills provided a comparison to the Board of the various indications of interest. The Board discussed the offers and concluded that Purchaser's offer represented the highest price per Share, offered certainty of all cash with no financing contingencies, was in a tender offer structure enabling the shortest time to close the transaction, was not an asset purchase, and did not require restructuring the Company prior to closing. The Board authorized the Company to execute a term sheet with Purchaser that substantially reflected the terms included in the draft term sheet reviewed.

        On October 24, 2005, Purchaser provided an executed letter of intent and term sheet. On October 25, 2005, the Company executed and returned the letter of intent and term sheet to Purchaser thereby entering into a 30-day period of exclusivity.

        From October 25, 2005 to November 18, 2005, representatives of Purchaser conducted additional due diligence on the Company.

        On November 2, 2005, Purchaser's counsel, Haynes & Boone, LLP, delivered a draft of the Merger Agreement to the Company. Commencing on November 2, 2005 and through the execution of the Merger Agreement on December 7, 2005, on behalf of the Company, counsel to the Company, O'Melveny & Myers LLP, negotiated the terms of the Merger Agreement, including the representations and warranties, covenants and conditions to closing.

        On November 18, 2005, a special meeting of the Board was convened in order to discuss the proposed transaction with Purchaser. Representatives from O'Melveny & Myers LLP provided the Board with an overview of the key transaction documents and terms and the Board's fiduciary duties under Delaware law. Representatives from Seven Hills provided preliminary valuation materials regarding Purchaser's current offer, and confirmed that they would be prepared to deliver a fairness opinion when requested by the Board. After discussion of the proposed transaction, the Board unanimously approved the proposed transaction, subject to determination of the price of the offer and merger consideration within a reasonable time and receipt of a fairness opinion from Seven Hills.

        From November 21, 2005 to November 30, 2005, Purchaser and Company continued due diligence and negotiations of the definitive Merger Agreement.

        On November 30, 2005, Purchaser and Company agreed that, based on certain adjustments to liabilities to be assumed by Purchaser, the final offer price was $0.40 per Share.

        On December 1, 2005, a special meeting of the board was convened in order to discuss the proposed transaction with Purchaser. Representatives from Seven Hills delivered an oral opinion, subsequently affirmed in writing, that, as of such date the cash consideration of $0.40 per Share to be received by the holders of the Shares in the Offer and the Merger was fair from a financial point of view. After discussion of the proposed transaction, the Board unanimously approved the proposed transaction and authorized Mr. Chamberlain to execute the transaction documents upon final resolution of certain matters with Purchaser on the Support Agreements.

        From December 2, 2005 through December 6, 2005, Company and Purchaser and their respective legal and financial advisors continued to negotiate specific terms of the definitive agreement.

        On December 7, 2005, all open matters on the Support Agreements were resolved. Purchaser and the Company subsequently executed the Merger Agreement and issued a press release announcing the transaction.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser and Purchaser Sub with the Commission in connection with the Offer. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 7—"Certain Information Concerning the Company." Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

        The Offer.    The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than seven business days after the date of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 13—"Certain Conditions of the Offer." Purchaser and Purchaser Sub have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Section 13—"Certain Conditions of the Offer" without the prior consent of the Company.

        The Merger.    The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser Sub will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Purchaser. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Purchaser Sub or any direct or indirect wholly owned subsidiary of Purchaser or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be without any action on the part of Purchaser, Purchaser Sub, the Company or the holder, canceled and converted automatically into the right to receive the Merger Consideration.

        At the Effective Time, each Share held in the treasury of the Company will, without any action on the part of Purchaser Sub, Purchaser, the Company or the holder, be canceled and retired and will cease to exist, and no capital stock or other consideration shall be delivered in exchange therefor.

        Moreover pursuant to the Merger Agreement, each share of common stock, par value $0.001 per share, of Purchaser Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per Share, of the Surviving Corporation.

        The Merger Agreement provides that the directors of Purchaser Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Purchaser Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Bylaws of the Purchaser Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation.

        Stockholders' Meeting.    Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Stockholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

        Proxy Statement.    The Merger Agreement provides that the Company shall, if approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission promptly, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to stockholders of the Company at the earliest practicable time. The Company has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Purchaser Sub, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the Merger and to use its best efforts to obtain such approval and adoption. Purchaser Sub and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the Merger. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Purchaser Sub, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders.

        Conduct of Business by the Company Pending the Merger.    Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Date, unless Purchaser shall otherwise agree in writing, the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Purchaser:

          (a)   amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

          (b)   declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (except for dividends by a Subsidiary of the Company to the Company or another Subsidiary of the Company), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares of its capital stock, or purchase, repurchase or otherwise acquire, directly or indirectly, any Shares of its capital stock except from former employees, directors (or equivalent positions) and consultants in accordance with agreements providing for the repurchase of Shares in connection with any termination of service to it or its Subsidiaries;

          (c)   take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock option or benefit plans or, except as may be required pursuant to the terms of any such plan or any agreement entered into prior to the date hereof pursuant thereto, authorize cash payments in exchange for any options or other rights granted under any of such plans;

          (d)   enter into any Contract (as defined in the Merger Agreement) or commitment, or violate, terminate, amend or otherwise modify or waive any of the terms of any of its Contracts or commitments, except for those contracts and commitments that satisfy any of the following requirements: (i) relate to sales of products or services or purchases of supplies in the ordinary course of business that will be fully performed by all parties thereto within one year or less from the date such contract or commitment is entered into and involve less than $600,000, (ii) involve less than $25,000 or (iii) are terminable by the Company upon notice of 90 days or less;

          (e)   issue, deliver, grant, sell or authorize or propose the issuance, delivery, grant, sale or authorization of, or purchase or propose the purchase of, any Shares of its capital stock or securities convertible into Shares of its capital stock, or subscriptions, rights (including rights issued or issuable pursuant to a stockholder rights plan or "poison pill"), warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such Shares or other convertible securities (other than the issuance of Shares pursuant to the exercise of stock options outstanding as of the date of the Merger Agreement) or modify any outstanding securities convertible into Shares of its capital stock or subscription rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue such Shares or other convertible securities;

          (f)    transfer or license to any person or entity or otherwise extend, amend or modify any rights to its Intellectual Property (as defined in the Merger Agreement) other than in the ordinary course of business consistent with past practice;

          (g)   enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, servicing, manufacturing or other exclusive rights of any type or scope with respect to any of its services, products, processes or technology;

          (h)   sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole, in an amount in excess of $100,000, except in the ordinary course of business consistent with past practice;

          (i)    incur any indebtedness for borrowed money or guarantee any such indebtedness (other than borrowings under existing lines of credit) or issue or sell any debt securities or warrants or rights to acquire debt securities or guarantee any debt securities of others;

          (j)    enter into any operating lease providing for payments in excess of $10,000 per year or any lease of real property;

          (k)   pay, discharge, satisfy, settle or compromise in an amount in excess of $50,000 in any one case, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements (as defined in the Merger Agreement) or as required in connection with the Contemplated Transactions (as defined in the Merger Agreement);

          (l)    make any capital expenditures, capital additions or capital improvements, except in the ordinary course of business and consistent with past practice;

          (m)  materially reduce the amount of any material insurance coverage provided by existing insurance policies;

          (n)   terminate or waive any right of substantial value, other than in the ordinary course of business, in any case only if true and correct copies of such plans, policies and agreements shall have been made available to Purchaser;

          (o)   (i) enter into any collective bargaining agreement; (ii) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors or officers (or equivalent positions) or employees; (iii) pay any special bonus or special remuneration to any director (or equivalent position) or employee (except for bonuses based on performance of the Company, its Subsidiaries and employees for prior periods which are consistent with past practices, or otherwise pursuant to incentive compensation or bonus incentive plans and policies in force as of the date of the Merger Agreement, or unless required pursuant to an agreement outstanding on the date hereof and listed on the Company Disclosure Schedule, in any case only if correct and complete copies of such plans, policies and agreements shall have been made available to Purchaser); or (iv) increase the salaries or wage rates of its employees, except for increases in salaries and wages in accordance with past practices;

          (p)   (i) Enter into any employment agreement with any director or officer (or equivalent positions) or employee or (ii) grant or increase any severance or termination pay or any benefits to, or enter into any severance or termination agreement with, (A) any director or officer (or equivalent positions), or (B) any employee, except payments that are not in excess of thirty days base compensation and are made in the ordinary course of business consistent with past practice to employees who make less than $50,000 in annual base compensation; provided that the Company may enter into severance agreements with certain employees of the Company to be identified by Purchaser prior to the Effective Time;

          (q)   commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Purchaser prior to the filing of such a suit, or (iii) for a breach of the Merger Agreement;

          (r)   acquire or agree to acquire by merging or consolidating with, by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

          (s)   other than in the ordinary course of business, make or change any material election in respect of Taxes (as defined in the Merger Agreement), adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return (as defined in the Merger Agreement), or settle any claim or assessment in respect of Taxes;

          (t)    fail to give any notice or provide other information required by applicable law to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the Contemplated Transactions except to the extent that the failure to do any of the foregoing would not, individually or in the aggregate, have a material adverse effect on the Company or Purchaser;

          (u)   revalue any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business except as required by GAAP;

          (v)   neither the Company nor any of its Subsidiaries shall make any change in accounting principles, practices or methods which is not required by GAAP or recommended by its auditors;

          (w)  enter into any agreement with any third party which limits in any manner the territory or scope of activities which the Company or any of its Subsidiaries may engage other than those agreements with systems integrators which restrict contact with the third party end user;

          (x)   establish or acquire any new Subsidiary; or

          (y)   take or agree in writing or otherwise to take any of the actions described in (a) through (v) above.

        Access to Information.    Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Purchaser and Purchaser Sub complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Purchaser and Purchaser Sub with such financial, operating and other data and information as Purchaser or Purchaser Sub, through its officers, employees or agents, may reasonably request and Purchaser and Purchaser Sub have agreed to keep such information confidential, except in certain circumstances.

        No Solicitation of Transactions.    The Company has agreed that neither it nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or knowingly encourage or facilitate any proposals or offer or engage in negotiations with any party relating to any Acquisition Proposal (as defined below); (ii) provide information with respect to it to any party, other than Purchaser and Purchaser Sub, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such party with regard to, an Alternative Transaction (as defined in the Merger Agreement); or (iii) enter into any agreement with any party providing for an Alternative Transaction. Notwithstanding the foregoing, the Board will be permitted, subject to compliance with the other terms of this section, (A) to take and disclose a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with regard to any tender offer, (B) subject to first entering into a confidentiality agreement with the party proposing an Alternative Transaction (an "Acquisition Proposal") on terms substantially similar to, and no less favorable to the Company than, those contained in the Confidentiality Agreement, in response to a bona fide written Acquisition Proposal that is, or could reasonably be believed to constitute, a Superior Proposal (as defined in the Merger Agreement) to consider and participate in discussions and negotiations with respect to such proposal and provide information in connection therewith for the purpose of fulfilling its fiduciary duties.

        The Company has also agreed that neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser or Purchaser Sub, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal.

        The Company has agreed to, and will direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. The Company has also agreed to promptly advise Purchaser orally and in writing of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

        Employee Stock Options and Other Employee Benefits.    The Merger Agreement also provides that, effective as of the Effective Time, the Company will take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) terminate the Company's 1997 Stock Option Plan, 2000 Stock Incentive Plan, Employee Stock Purchase Plan ("ESPP") and the 2003 Employee Inducement Award Plan, each as amended through the date of the Merger Agreement (the "Company Stock Option Plans"), (ii) cancel, at the Effective Time, each outstanding option to purchase Shares granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised as of such date. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time will be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (x) the Merger Consideration over (y) the per Share exercise price of such Company Stock Option, multiplied by the number of Shares subject to such Company Stock Option.

        On or prior to the Effective Time, the Company will take all necessary actions to cause any pending Offering (as such term is defined in the ESPP to expire on the last trading day on which the Company's Shares are traded immediately prior to the Effective Time (the "Purchase Date"), conditioned upon the consummation of the Merger. On the Purchase Date, the Company will apply the funds credited as of such date within each participants' payroll withholdings account under the ESPP to the purchase of a whole number of Shares of Company Common Stock in accordance with the terms of the ESPP, and will return any residual cash in such accounts to the ESPP participants.

        Directors' and Officers' Indemnification Insurance.    The Merger Agreement further provides that the Certificate of Incorporation or Bylaws of the Surviving Corporation shall contain indemnification provisions for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

        The Merger Agreement also provides that Purchaser shall use its commercially reasonable efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance.

        Further Action; Commercially Reasonable Efforts.    The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall use its commercially reasonable efforts to consummate and make effective the Merger and to fulfill the conditions to the Offer and the Merger.

        Representations and Warranties.    The Merger Agreement contains various customary representations and warranties of the parties. These include representations and warranties of the Company with respect to, among other things, organization, standing and power, capitalization, subsidiaries, authority, Commission filings, financial statements, absence of certain changes, absence of undisclosed liabilities, litigation, restrictions on business activities, governmental approvals, title to property and intellectual property, environmental laws and regulations, tax matters, employment matters and compliance with laws.

        Conditions to the Merger.    Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (i)    the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (ii)   no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there by any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

          (iii)  all waiting periods, if any, relating to the Merger and the Offer will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated by the Merger Agreement shall have been obtained; and

          (iv)  Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

        Termination.    The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Acceptance Date, which is the first date on which Purchaser accepts for payment Shares validly tendered and not properly withdrawn pursuant to the Offer:

          (i)    by mutual written consent of each of Purchaser, Purchaser Sub and the Company duly authorized by the Boards of Directors of Purchaser, Purchaser Sub and the Company; or

          (ii)   by either Purchaser Sub, Purchaser or the Company, upon written notice to the other party if (a) any governmental entity of competent jurisdiction shall have issued a filing and nonappealable order, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the Merger and the Offer; or (b) the Offer shall have validly expired, terminated or been withdrawn pursuant to its terms and the terms of the Merger Agreement, provided no such party may terminate the Merger Agreement for such party's failure to fulfill its obligations under the Merger Agreement if such failure is a principal reason for the failure to purchase Shares in the Offer; or (c) the Acceptance Date has not occurred by the Outside Date; provided that no party may terminate the Merger Agreement for such party's failure to fulfill any of its obligations under the Merger Agreement if such failure is a principal reason that the purchase of Shares pursuant to the Offer shall not have occurred on or before such date; or

          (iii)  by Purchaser and Purchaser Sub if (a) there has been a breach by the Company of a representation or warranty or if any representation and warranty of the Company that would result in shall have become untrue, such that the conditions set forth in Section 13—"Certain Conditions of the Offer" would be incapable of being satisfied by the Outside Date and, in the case of a breach capable of being cured, the Company has not cured such breach within 10 days after written notice by Purchaser or Purchaser Sub of such breach; (b) there shall have been a breach by the Company of one or more of its covenants constituting, in the aggregate, a Material Adverse Change or materially adverse affecting (or materially delaying) the consummation of the Offer or the Merger, and in the case of a breach capable of being cured, not cured within 10 days after written notice by Purchaser or Purchaser Sub of such breach; or

          (iv)  by the Company if (a) Purchaser or Purchaser Sub shall have failed to commence the Offer on or prior to the seventh business day following the date of the initial public announcement of the Offer, provided, that the Company may not terminate the Merger Agreement (A) after the Offer has commenced or (B) if the Company is in breach of the Merger Agreement in a manner that materially affects Purchaser or Purchaser Sub's ability to commence the Offer; or (b) there shall have been a breach by a Purchaser or Purchaser Sub of any of their respective covenants or agreements under the Merger Agreement that materially adversely affects (or materially delays) Purchaser's or Purchaser Sub's ability to consummate the Offer or the Merger, and in the case of a breach capable of being cured, Purchaser or Purchaser Sub, as the case may be, has not cured such breach within 10 days after written notice by the Company of such breach; or (c) there shall have been a breach of a representation or warranty on the part of Purchaser or Purchaser Sub or if any representation or warranty of Purchaser or Purchaser Sub shall have become untrue, such that the ability of Purchaser or Purchaser Sub to consummate the Offer or the Merger in accordance under the terms of the Merger Agreement shall be materially adversely affected (or materially delayed) and in the case of a breach capable of being cured, Purchaser or Purchaser Sub, as the case may be, has not cured such breach within 10 days after written notice by the Company of such breach; or

          (v)   by Purchaser and Purchaser Sub, if the Company prior to the Acceptance Date: (a) effected a Company Adverse Recommendation Change (as defined in the Merger Agreement); (b) willfully and materially breached its non-solicitation obligations under the Merger Agreement; or (c) following receipt by the Company of an Acquisition Proposal (A) failed to file a Schedule 14D-9 in which the Company recommends against such Acquisition Proposal, or (B) failed to publicly reaffirm the Company Board's recommendation of the Offer, in each case, within 10 days of receipt of the Acquisition Proposal; or

          (vi)  by the Company prior to the Acceptance Date at such time as there shall have been a Company Adverse Recommendation as a result of a Superior Proposal.

        Effect of Termination.    In the event of the termination of the Merger Agreement, the Merger Agreement shall become void, and there shall be no liability on the part of any party thereto, except (i) as to the survival of the obligations of the parties under the provisions in the Merger Agreement (ii) as to certain fees and expenses and (iii) as to liability for any willful breach of a representation, warranty, or covenant contained in the Merger Agreement prior to its termination.

        Fees and Expenses.    The Merger Agreement provides that in the event that (i) the Merger Agreement shall have been terminated by Purchaser or Purchaser Sub as a result of a Company Adverse Recommendation Change; or (ii) the Merger Agreement shall have been terminated by the Company prior to the Acceptance Date at such time as there shall have been a Company Adverse Recommendation as a result of a Superior Proposal; or (iii) the Merger Agreement shall have been terminated by the Company or Purchaser because the Acceptance Date has not occurred by Outside Date, and the Company enters into an agreement with respect to an Acquisition Proposal within six months after such termination; then, in any such event, the Company shall pay Purchaser promptly a fee of $150,000 (the "Fee"), plus up to $50,000 of fees, costs and expenses incurred or to be incurred by Purchaser in connection with the Offer or the Merger, including without limitation, any and all financial advisory fees, costs and expenses.

        The Merger Agreement provides that if the Company fails to promptly pay the amounts due pursuant to the preceding paragraph, the Company will also pay to Purchaser interest on such amount from the date this payment was due until the date it was made equal to the lesser of (i) 8.5% per annum, compounded monthly, or (ii) the maximum rate permitted by applicable law, on the date such payment was required to be made. Except as set forth in this paragraph, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not any transaction contemplated thereby is consummated.

The Support Agreement

        The following is a summary of certain provisions of the Support Agreement. This summary is qualified in its entirety by reference to the Support Agreement, which is incorporated herein by reference, and a copy or form of which has been filed with the Commission as an exhibit to the Schedule TO. The Support Agreement may be examined and copies may be obtained at the places set forth in Section 7—"Certain Information Concerning the Company."

        On December 7, 2005 the stockholders owned (either beneficially or of record) 2,456,650 Shares, constituting approximately 30.0% of the outstanding Shares (or approximately 30.0% of the outstanding Shares on a fully diluted basis).

The Confidentiality Agreement

        The following is a summary of certain provisions of the Confidentiality Agreement, dated September 19, 2005, between the Company and Purchaser (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth set forth in Section 7—"Certain Information Concerning the Company."

        The Purchaser and the Company entered into a Confidentiality Agreement on September 19, 2005. The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Purchaser agreed to keep confidential all oral and written information that is either furnished by Company or its affiliates to Purchaser or any of its representatives, or prepared by Purchaser or its representatives, in connection with Purchaser's evaluation of a possible purchase of the Company. Purchaser agreed not disclose such confidential information without the prior written consent of Company or its affiliates. Purchaser further agreed to transmit such confidential information to its representatives only to the extent that such representatives need to know the information for the purpose of evaluating the possible purchase of the Company and agreed to be bound by the terms of the Confidentiality Agreement. In the event the contemplated transaction is not consummated between Purchaser and Company, Purchaser is required to return or destroy all confidential information disclosed under the Confidentiality Agreement. Any and all expenses associated with a breach of the Confidentiality Agreement attributed to Purchaser or any of its representatives shall be born by Purchaser.

  11.
  Purpose of the Offer; Plans for the Company After the Offer and the Merger.

        Purpose of the Offer.    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Purchaser to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Purchaser to acquire all Shares not purchased pursuant to the Offer and the Support Agreements. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Purchaser.

        Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company, has approved, adopted and declared advisable the Merger Agreement and the Merger (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that Stockholders accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

        In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Delaware Law. Purchaser and Purchaser Sub have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

        Short-Form Merger.    Under Delaware Law, if Purchaser acquires, pursuant to the Offer, the Support Agreements or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Purchaser, Purchaser Sub and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer, the Support Agreements or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware

Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

        In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

        Purchaser does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Purchaser intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms (including Seven Hills) as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under Section 262.

        The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law. For a complete copy of Section 262, see Schedule III of this Offer to Purchase.

  12.
  Dividends and Distributions.

        The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time declare or pay any dividends on or make any offer distributions (whether in cash, stock or property) in respect of any of the Company's capital stock (except for dividends by a Subsidiary of the Company to the Company or another Subsidiary of the Company), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares of capital stock, or purchase, repurchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10—"Background of the Offer; Contact with the Company, the Merger Agreement and Related Agreements." If, however, the Company should, during the pendancy of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, Shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights described under Section 13—"Certain Conditions of the Offer," Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

        If, on or after December 7, 2005, the Company should declare, set aside, make or pay any dividend on the Shares or make any other distribution (including the issuance of additional Shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 13—"Certain Conditions of the Offer," (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the provisions of the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

  13.
  Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Purchaser shall not be required to commence the Offer or file the Schedule TO if, at any time on or after the date of the Merger Agreement and prior to the commencement date any of the following conditions shall have occurred and exist immediately prior to the commencement date and which in the reasonable and good faith judgment of Purchaser or Purchaser Sub makes it inadvisable to proceed with the Offer or the acceptance for payment of, or payment for, Shares:

          (i)    there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer, the Merger, or Purchaser, the Company or any other affiliate of Purchaser, by any governmental entity or any court or competent jurisdiction (a) that makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of or payment for, any Shares by Purchaser, Purchaser Sub or any other affiliate of Purchaser pursuant to the Offer, or the consummation of the Merger, (b) that prohibits or materially limits the ownership or operation by the Company, Purchaser or any of their subsidiaries, (c) that imposes material limitations on the ability of Purchaser, Purchaser Sub or any other affiliate of Purchaser to exercise full rights of ownership of any Shares; (d) that compels the Company, Purchaser or any of Purchaser's subsidiaries to dispose of or hold separate all or a material portion of the business or assets of the Company; or (e) that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (a) through (d) above;

          (ii)   any of the representations and warranties of the Company in the Merger Agreement shall not be true and correct in all material respect on the date of the Merger Agreement;

          (iii)  a material adverse change shall have occurred and exist;

          (iv)  the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (v)   the Merger Agreement shall have been terminated in accordance with its terms.

        Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment or the payment for any Shares tendered pursuant to the Offer, if any of the following conditions shall have occurred and exist immediately prior to the commencement date and which in the reasonable and good faith judgment of Purchaser or Purchaser Sub makes it inadvisable to proceed with the Offer or the acceptance for payment of, or payment for, Shares:

          (i)    the Minimum Condition shall not have been satisfied, or

          (ii)   at any time on or after the date of the Merger Agreement and prior to the Acceptance Date (as it may be extended in accordance with the terms of the Merger Agreement), any of the following conditions shall have occurred and exist immediately prior to the Acceptance Date:

            (a)   there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer, the Merger, or Purchaser, the Company or any other affiliate of Purchaser, by any governmental entity or any court or competent jurisdiction

              (i)    that makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of or payment for, any Shares by Purchaser, Purchaser Sub or any other affiliate of Purchaser pursuant to the Offer, or the consummation of the Merger,

              (ii)   that prohibits or materially limits the ownership or operation by the Company, Purchaser or any of their subsidiaries,

              (iii)  that imposes material limitations on the ability of Purchaser, Purchaser Sub or any other affiliate of Purchaser to exercise full rights of ownership of any Shares;

              (iv)  that compels the Company, Purchaser or any of Purchaser's subsidiaries to dispose of or hold separate all or a material portion of the business or assets of the Company; or

              (v)   that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) above;

            (b)   any of the representations and warranties of the Company in the Merger Agreement shall not be true and correct in all material respect on the date of the Merger Agreement;

            (c)   a material adverse change shall have occurred and exist;

            (d)   the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

            (e)   the Board shall have withdrawn or modified in a manner adverse to Purchaser or Purchaser Sub its approval or recommendation of the Offer, the Merger or the Merger Agreement or shall have resolved to do any of the foregoing or there shall have been a Company Adverse Recommendation Change;

            (f)    the Company, Purchaser and Purchaser Sub shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares;

            (g)   the Merger Agreement shall have been terminated in accordance with its terms;

            (h)   the fees, costs and expenses incurred or to be incurred by the Company in connection with the Offer or the Merger shall not have been paid, or the Company shall not have reserved sufficient cash to pay all of the Company transaction costs;

            (i)    Purchaser shall have failed to receive a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the scheduled Expiration Date to the effect that the conditions set forth in clauses (b), (c) and (d) of this paragraph and the preceding paragraph have not occurred;

            (j)    the Company shall not have obtained, and Purchaser shall not have furnished with evidence satisfactory to Purchaser of, any material consent or approval required in connection with the Offer and the Merger;

            (k)   the lease termination agreement by and between SIC-Lakeside Drive, LLC and the Company and all related documents shall not be in full force and effect (unless such lease termination agreement and all such related documents have otherwise been completely satisfied pursuant to their terms) or the Company shall have violated any obligation of the Company under, or any other provision of, such lease termination agreement or any such related documents; or

            (l)    that certain loan and security agreement dated November 30, 2005 and all related documents, shall not be in full force and effect (unless such loan and security agreement and all such related documents have otherwise been completely satisfied pursuant to their terms) or the Company shall have violated any obligation of the Company under, or any other provision of, such loan and security agreement or any such related documents, which, in the reasonable and good faith judgment of Purchaser or Purchaser Sub makes it inadvisable to proceed with the Offer or the acceptance for payment of, or payment for, Shares

        The foregoing conditions are for the sole benefit of Purchaser and Purchaser Sub and may be asserted by Purchaser or Purchaser Sub regardless of the circumstances giving rise to any such condition or, subject to the terms of the Merger Agreement, may be waived by Purchaser or Purchaser Sub in whole or in part at any time and from time to time prior to the Expiration Date in their reasonable discretion. The failure by Purchaser or Purchaser Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  14.
  Certain Legal Matters and Regulatory Approvals.

        General.    Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Purchaser and discussions between representatives of Purchaser with representatives of the Company during Purchaser's investigation of the Company (see Section 10—"Background of the Offer; Contact with the Company, the Merger Agreement and Related Agreements"), neither Purchaser nor Purchaser Sub is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Support Agreement or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer or the Support Agreement. Should any such approval or other action be required, it is Purchaser's present intention, except as described below under "State Takeover Laws," to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 13—"Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Purchaser Sub or that certain parts of the businesses of the Company, Purchaser or Purchaser Sub might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 13—"Certain Conditions of the Offer."

        State Takeover Laws.    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On November 18, 2005, prior to the execution of the Merger Agreement and the Support Agreement, the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and the Support Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma Statutes were unconstitutional insofar as they apply to corporations outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeal for the Sixth Circuit.

        The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13—"Certain Conditions of the Offer."

  15.
  Fees and Expenses.

        Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

        Purchaser and Purchaser Sub have retained Morrow & Co., Inc., as the Information Agent, and Continental Stock Transfer & Trust Company, as the Depositary and Paying Agent, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent will be paid a fee of $4,500 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under federal securities laws.

        Purchaser will pay Continental Stock Transfer & Trust Company reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify them against certain liabilities and expenses in connection with the Offer, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

  16.
  Miscellaneous.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser and Purchaser Sub have filed with the Commission a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8—"Certain Information Concerning Purchaser and Purchaser Sub."

TRILOGY, INC.

Dated: December 16, 2005

SCHEDULE I

DIRECTORS AND OFFICERS OF PURCHASER AND PURCHASER SUB

1.
Directors and Executive Officers of Purchaser.

        The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officers of Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Purchaser. Unless otherwise indicated, the business address of each such person is c/o Trilogy, Inc. ("Trilogy"), at 6011 West Courtyard Drive, Austin, Texas 78730 and each such person is a citizen of the United States.

Directors and Executive Officers	Present Principal and Five-Year Employment History
Joseph A. Liemandt	Mr. Liemandt founded Trilogy and has been a director since 1989. Mr. Liemandt has been Trilogy's President and Chief Executive Officer since its founding.
Diane Liemandt-Reimann	Ms. Liemandt-Reimann has been a director of Trilogy since 1994.
Charles I. Frumberg
Mr. Frumberg has been a director of Trilogy since 1992. Mr. Frumberg has been a managing member of Emancipation Capital LLC since 2002. Prior to joining Emancipation Capital, Mr. Frumberg was Co-Head of Equities at SG Cowen from 1998 to 2002.
Arthur J. Marks
Mr. Marks has been a director of Trilogy since 1992. Mr. Marks founded Valhalla Partners in 2002, a venture capital partnership, and has been a general partner since. Prior to founding Valhalla Partners, Mr. Marks was a general partner at NEA, a venture capital partnership, from 1983 until 2001.
Dennis R. Cassell	Mr. Cassell has been a director of Trilogy since 1992. Mr. Cassell has been a partner of the law firm Haynes and Boone, LLP for more than the past five years.
Sean Fallon	Mr. Fallon is Trilogy's Vice President of Finance and since 2004 has been acting as Chief Financial Officer. Since joining Trilogy in 1999, Mr. Fallon has also served as Trilogy's Treasurer.
Lance A. Jones	Mr. Jones has been Trilogy's Vice President and General Counsel since 2000. In 2005, Mr. Jones was also named Trilogy's Secretary. Mr. Jones joined Trilogy in 1992.

I-1

        2.     Directors and Executive Officers of Purchaser Sub.

        The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officers of Purchaser Sub. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Purchaser Sub. Unless otherwise indicated, the business address of each such person is c/o Trilogy, Inc., at 6011 West Courtyard Drive, Austin, Texas 78730 and each such person is a citizen of the United States.

Directors and Executive Officers	Present Principal and Five-Year Employment History
Joseph A. Liemandt	Mr. Liemandt has been a director of V Acquisition since 2005. Mr. Liemandt has been V Acquisition's President and Chief Executive Officer since 2005. See above for employment history.
Sean Fallon	Mr. Fallon has been a director of V Acquisition since 2005. Mr. Fallon has been V Acquisition's Vice President and Chief Financial Officer since 2005. See above for additional employment information.
Dennis R. Cassell	Mr. Cassell has been a director of V Acquisition since 2005. See above for employment history.
Lance A. Jones	Mr. Jones has been Secretary of V Acquisition since 2005. Mr. Jones has been Vice President and General Counsel at Trilogy since 2000.

I-2

SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
AND PURCHASER SUB WHO OWN SHARES OF THE COMPANY

        The following table sets forth the name of each director and executive officer of Purchaser and Purchaser Sub who beneficially owns Shares of the Company and the number of the Shares beneficially owned by each as of December 16, 2005.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Charles I. Frumberg(1)	87,449	0.7%
Joseph A. Liemandt(2)	0	0.0%
Diane Liemandt-Reimann(2)	0	0.0%
Arthur J. Marks	0	0.0%
Dennis R. Cassell	0	0.0%
Sean Fallon	0	0.0%
Lance A. Jones	0	0.0%

(1)
Mr. Frumberg is a Managing Partner of Emancipation Capital and as such may be deemed to be the beneficial owner of the Shares of the Company owned by Emancipation Capital.
(2)
Joseph A. Liemandt and Diane Liemandt-Reimann are limited partners in Emancipation Capital and as such they do not have voting or investment control over, and are not beneficial owners of the Shares owned by Emancipation Capital.

SCHEDULE III

DELAWARE GENERAL CORPORATE LAW
SECTION 262
APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds Shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such Shares, who continuously holds such Shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's Shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more Shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the Shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the Shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any Shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the Shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which Shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional Shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the Shares of stock, depository receipts and cash in lieu of fractional Shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the Shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the Shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to Shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the Shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's Shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's Shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's Shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all Shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's Shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's Shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's Shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of Shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their Shares and with whom agreements as to the value of their Shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their Shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the Shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the Shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of Shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the Shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The Shares of the surviving or resulting corporation to which the Shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued Shares of the surviving or resulting corporation.

The Depositary and Paying Agent for the Offer is:

Continental Stock Transfer & Trust Company

By Hand:	By Overnight Courier:	By Mail:

17 Battery Place 8th Floor New York, NY 10004 Attn: Reorganization Department	17 Battery Place 8th Floor New York, NY 10004 Attn: Reorganization Department	17 Battery Place 8th Floor New York, NY 10004 Attn: Reorganization Department
By Facsimile: (212) 616-7610	Confirm Receipt of Information by telephone: (212) 509-4000 ext. 536

The Information Agent for the Exchange Offer is:

Morrow & Co., Inc.
470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (800) 662-5200
Stockholders Call Toll Free: (800) 607-0088
E-mail: vata.info@morrowco.com

QuickLinks

  Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK of VERSATA, INC. at $0.40 NET PER SHARE by TRILOGY, INC.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SCHEDULE I DIRECTORS AND OFFICERS OF PURCHASER AND PURCHASER SUB
SCHEDULE II DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PURCHASER SUB WHO OWN SHARES OF THE COMPANY
SCHEDULE III DELAWARE GENERAL CORPORATE LAW SECTION 262 APPRAISAL RIGHTS